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                                                                    EXHIBIT 3.12

                      AGREEMENT AND PLAN OF SHARE EXCHANGE

         THIS AGREEMENT AND PLAN OF SHARE EXCHANGE ("Agreement") made this ____ day of April, 1998, is by and among VS Holdings, Inc. ("VS"), a Michigan corporation and Talon Automotive Group, Inc. ("TAG"), a Michigan corporation.

         WHEREAS, the respective Boards of Directors and shareholders of each of the parties hereto have duly adopted resolutions approving this Agreement and Plan of Share Exchange, in each case by unanimous vote, and have declared it desirable and in the best interests of their respective corporations that the shares of VS be exchanged for shares of TAG (the "Share Exchange") in the manner and upon the terms and conditions hereinafter set forth and with the effect provided by and pursuant to application sections of the Michigan Business Corporation Act and Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended;

         WHEREAS, the authorized capital stock of TAG consists of 25,000 Class A Voting Common Stock without par value ("TAG Class A Common Stock"), of which 2,076 shares are issued and outstanding, and 250,000 Class B Non-Voting Common Stock without par value ("TAG Class B Common Stock"), of which 80,951 shares are currently issued or outstanding; and

         WHEREAS, the authorized capital stock of VS consists of 125,000 Class A Voting Common Stock without par value ("VS Class A Common Stock"), of which 2,525 shares are issued and outstanding, and 125,000 Class B Non-Voting Common Stock without par value ("VS Class B Common Stock"), of which 985,485 shares are currently issued or outstanding; and

         NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, and subject to the terms and conditions hereinafter set forth, the parties hereto hereby agree as follows:

                                   ARTICLE I

                     EFFECTIVE DATE AND CORPORATE EXISTENCE

         1.1 Effective Date. The Share Exchange shall be effective as of ______.m., Detroit, Michigan local time on April 28, 1998 (the "Effective Date") upon the terms and conditions hereinafter set forth.

         1.2 Corporate Existence. At all times the separate existence of both TAG and VS shall continue, except that, on and after the effective date, VS shall be a wholly-owned subsidiary of TAG.


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                                   ARTICLE II

                               EXCHANGE OF SHARES

         The manner and basis of exchanging the shares of the capital stock of VS, and amount of Class A voting common stock ("Exchanged Class A Shares") and Class B non-voting common stock ("Exchanged Class B Shares") of TAG which the holders of shares of the capital stock of VS are to receive in exchange for such shares are as follows:

         3.1 Exchange of shares of VS Stock:

                  (a) Class A Common Stock. On the Effective Date, the holders of the outstanding shares of the capital stock of VS Class A Common Stock (the VS Class A Shareholders") shall cause the certificate(s) representing such shares to be surrendered to TAG. Upon the surrender of such certificate(s), TAG shall exchange the same for .791 Exchanged Class A Shares and shall thereupon cause new certificates representing such Exchanged Class A Shares to be executed and delivered to the VS Class A Shareholders in accordance with the terms of this Article III.

                  (b) Class B Common Stock. On the Effective Date, the holders of the outstanding shares of the capital stock of VS Class B Common Stock (the VS Class B Shareholders") shall cause the certificate(s) representing such shares to be surrendered to TAG. Upon the surrender of such certificate(s), TAG shall exchange the same for .791 Exchanged Class B Shares and shall thereupon cause new certificates representing such Exchanged Class B Shares to be executed and delivered to the VS Class B Shareholders in accordance with the terms of this Article III.

         3.2 Reissuance of VS Shares to TAG. Upon the surrender of all shares of VS Class A Common Stock and VS Class B Common Stock to TAG by the VS Class A Shareholders and the VS Class B Shareholders, TAG shall submit the same to VS which shall, on the effective date, reissue new certificates representing such stock to TAG.

         3.3 Fractional Shares. Any fractional shares resulting from the distribution of shares pursuant to Section 3.1 shall be rounded to the nearest whole number.

                                  ARTICLE III

                             DIRECTORS AND OFFICERS

                  4.1 The Board of Directors of both VS and TAG prior to the effective date of the Share Exchange shall serve as the Board of Directors of the respective corporation following the Effective Date of the Share Exchange and until the next Annual Meeting, or until their respective successors shall be elected and qualified, in accordance with their respective By-Laws.

                  4.2 The Officers of of both VS and TAG in office prior to the effective date of the Share Exchange shall serve as the Officers of the respective corporation, following the Effective Date of the Share Exchange and until the next Annual Meeting, or until their respective successors


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shall be elected and qualified, in accordance with their respective By-Laws.

                                   ARTICLE IV

                                  MISCELLANEOUS

                  5.1 The parties acknowledge and agree that the transactions contemplated by this Agreement are intended to be, for tax purposes, a reorganization within the meaning of Section 368(a)(1)(D) of the Code, and all rules and regulations promulgated thereunder. The parties covenant and agree that they shall execute all other documents and perform all such additional acts as may be reasonably necessary to cause the transaction contemplated by this Agreement to comply with the provisions of Section 368(a)(1)(D) of the Code.

                  5.2 This Agreement and Plan of Share Exchange may be terminated and the proposed actions abandoned at any time before the Effective Date of the Share Exchange, if the Board of Directors of either corporation duly adopts a resolution abandoning the Agreement and Plan of Share Exchange.

                  5.3 This Agreement and Plan of Share Exchange may be amended, modified or terminated, or any provision thereof may be waived only by an instrument in writing signed by the duly authorized officers of both parties hereto.

                  5.4 This Agreement and Plan of Share Exchange constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein.

                  5.5 This Agreement and Plan of Share Exchange shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the Michigan.

                  5.6 All of the terms and provisions of this Agreement and Plan of Share Exchange by or for the benefit of the parties shall be binding upon and inure to the benefit of their successors and assigns. The rights and obligations provided by this agreement shall not be assignable by any party.

                  5.7 This Agreement and Plan of Share Exchange may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



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         IN WITNESS WHEREOF, this Agreement and Plan of Share Exchange has been executed by the parties hereto as of the date first written above.




TALON AUTOMOTIVE GROUP, INC.              VS HOLDINGS INC.



By: David J. Woodward                     By: David J. Woodward
   -------------------------------------     ----------------------------------
    David J. Woodward, Vice President         David J. Woodward, Vice President